Exhibit 99.1

For Immediate Release:	For more information contact:
April 16, 2012	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc.
Provides Update on Filing of Form 10-K

West Lafayette, Indiana, April 16, 2012 – Chromcraft Revington, Inc. (NYSE Amex: CRC) previously disclosed in its Form 12b-25 filing that it was unable to file its Annual Report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission by the prescribed due date of March 30, 2012 and that it expected to file its Form 10-K by April 16, 2012.  Subsequent to the filing of its Form 12b-25, the Company has been in discussions with its current lender and another potential lender regarding the renegotiation of its primary credit facility.  The Company requires additional time to finalize this renegotiation and to complete the preparation of and to file its Form 10-K, which the Company expects will occur by April 20, 2012.

As of December 31, 2011, the Company had total assets of approximately $30.8 million, total liabilities of approximately $10.0 million and total stockholders’ equity of approximately $20.8 million.  The Company anticipates that its sales will approximate $55.3 million for the year ended December 31, 2011 and its net loss for the year ended December 31, 2011 will be between $4.2 million and $4.5 million, as compared to a loss of $6.9 million for the year ended December 31, 2010.  The financial information included in this news release is unaudited.

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®  and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “expects” and “anticipates,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

There are a number of factors, risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements.  The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.